Consent of Independent Auditors
We hereby consent to the use in the Regulation A Offering Statement (Form 1A) of our report dated July 8, 2021, related to the consolidated financial statements of Madre Tierra Mining Ltd. for the period from incorporation on May 7, 2020 to December 31, 2020, which is part of this Offering Statement. Our report on the consolidated financial statements of Madre Tierra Mining Ltd. contains an explanatory paragraph regarding the ability of Madre Tierra Mining Ltd. to continue as a going concern.

McGovern Hurley LLP
Chartered Professional Accountants
Licensed Public Accountants

Toronto, Ontario
July 20, 2021